UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Nathan G. Miller
c/o NGM Asset Management, LLC
27 Pine Street, Suite 700
New Canaan, CT 06840

April 26, 2018
Via Email

Board of Directors
Destination Maternity Corporation
232 Strawbridge Drive
Moorestown, NJ 08057

Ladies and Gentlemen:

We are writing in response to a letter we received from the board of directors (the “Board”) of Destination Maternity Corporation (the “Company”) dated April 25, 2018 (the “April 25 Letter”), pursuant to which the Company claimed that it has “timely complied with all of its obligations” with respect to our previous requests for certain stockholder lists. We disagree that the Company has “timely complied” with such requests, which were first made on April 9, 2018 pursuant to Section 220 of the Delaware General Corporation Law.
In the April 25 Letter, the Company stated that the Company’s proxy solicitor provided our proxy solicitor with a registered holder list on April 20, 2018. However, the list we were provided consolidated the positions of the Company’s Restricted Stock Plan and Employee Stock Purchase Plan and did not list the individual plan holders, as we expressly requested. Accordingly, between April 20 and April 23, 2018, our proxy solicitor privately asked for a list of individual plan holders no less than three times, yet the Company failed to provide such a list following these private requests. As such, the Company’s assertion that it complied with our request by providing a consolidated list is both disingenuous and misleading to stockholders. This is made all the more clear by the fact that, in response to our letter, the Company provided our proxy solicitor with a second registered holder list on April 25, 2018, which properly listed the individual plan holders.
Furthermore, our proxy solicitor requested a Non-Objecting Beneficial Owners or “NOBO” list from the Company’s proxy solicitor on April 19, 2018. In response, the Company’s proxy solicitor stated that the Company had not ordered a NOBO list, and did not state whether it intended to order such a list or when it might do so. According to the April 25 Letter, the Company’s proxy solicitor has since requested a NOBO list. However, the Company did not request such a list until after our letter on April 24, 2018, and we still have not been provided with a NOBO list. The Company failed to take action until after we made our requests public, and we believe this is a clear indication that the Company only took such remedial actions because of our letter.
Finally, we have been hearing feedback from a number of stockholders whose names are not on the registered holder list that they have been receiving calls soliciting their vote.  The Company’s proxy solicitor has been making these calls. We can only assume their names are on a NOBO or other list that the Company’s proxy solicitor is using. It is now 3:30 pm and we have yet to receive any such list. Please promptly provide us with the NOBO list and any other list being used in your solicitation.

Sincerely,

/s/ Nathan G. Miller

Nathan G. Miller

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Nathan G. Miller and the other participants have filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Destination Maternity Corporation (“Destination Maternity”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”). Prior to the Annual Meeting, the participants intend to file with the SEC, and furnish to stockholders of the Company, a definitive proxy statement and accompany proxy card.
THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC, 470 WEST AVENUE, STAMFORD, CT 06902 (CALL COLLECT: (203) 658-9400; CALL TOLL FREE: (800) 662-5200) OR EMAIL: NGM@MORROWSODALI.COM.
Nathan G. Miller, Peter O’Malley, Holly N. Alden, Christopher B. Morgan, Marla A. Ryan and Anne-Charlotte Windal may be deemed “participants” under SEC rules in the Solicitation. Nathan G. Miller and Peter O’Malley may be deemed to beneficially own the equity securities of the Company described in their statement on Schedule 13D initially filed by Mr. Miller with the SEC on December 27, 2017 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in the Company or the matters to be acted upon, if any, in connection with the Annual Meeting.